                                                                   Exhibit 99


                             A. H. Belo Corporation
          Unaudited Pro Forma Combined Condensed Statement of Earnings
                         Six Months Ended June 30, 1997

                                            Historical                          Pro Forma
                                     ----------------------    ---------------------------------------------
                                                                Providence
                                                  Providence     Journal        Elimination
                                         Belo      Journal      Adjustments       of AHN (g)       Combined
                                     ----------------------    ---------------------------------------------
                                                        (in thousands, except per share data)
Net operating revenues
   Broadcasting                      $  244,196   $  28,421    $      -           $       -      $  272,617
   Newspaper publishing                 308,537      19,590           -                   -         328,127
   Other                                 11,786       4,351           -                (297)         15,840
                                     ----------------------     -------------------------------------------
      Total net operating revenues      564,519      52,362           -                (297)        616,584

Operating costs and expenses            386,552      56,324                          (8,069)        434,807
Deprecation                              33,862       6,289         946    a           (305)         40,792
Amortization                             25,940       3,080       4,773    b              -          33,793
                                     ----------------------     -------------------------------------------
Earnings (Loss) from operations         118,165     (13,331)     (5,719)              8,077         107,192

Interest expense                        (36,321)     (2,700)     (6,054)   c              -         (45,075)
Other, net                                3,603      13,946           -              (2,454)         15,095
                                     ----------------------     -------------------------------------------
Earnings (Loss) before income taxes      85,447      (2,085)    (11,773)              5,623          77,212
Income taxes                             41,507        (509)     (3,226)   d              -          37,772
                                     ----------------------     -------------------------------------------
Net earnings (loss)                  $   43,940   $  (1,576)   $ (8,547)          $   5,623      $   39,440
                                     ======================    ============================================
Net earnings per common and
   common equivalent share (e)       $     0.81                                                $       0.63
                                     ==========                                                ============
Weighted average shares outstanding      54,330                                                      62,468
                                     ==========                                                ============


See accompanying notes.

                                                                    Exhibit 99


                             A. H. Belo Corporation
          Unaudited Pro Forma Combined Condensed Statement of Earnings
                         Six Months Ended June 30, 1996


                                            Historical                          Pro Forma
                                     ----------------------    ---------------------------------------------
                                                                Providence
                                                  Providence     Journal        Elimination
                                         Belo      Journal      Adjustments       of AHN (g)       Combined
                                     ----------------------    ---------------------------------------------
                                                        (in thousands, except per share data)
Net operating revenues
   Broadcasting                      $  160,992   $    98,167   $      -          $       -      $  259,159
   Newspaper publishing                 237,553        63,437          -                  -         300,990
   Other                                  1,518         4,845      4,377    f           (29)         10,711
                                     ------------------------  ---------------------------------------------
      Total net operating revenues      400,063       166,449      4,377                (29)        570,860

Operating costs and expenses            293,079       158,249      9,136    f        (9,757)        450,707
Deprecation                              23,139        11,863      3,291    b,f        (501)         37,792
Amortization                              9,881         9,028     15,071    a,f           -          33,980
                                     ------------------------  ---------------------------------------------
Earnings (Loss) from operations          73,964       (12,691)   (23,121)            10,229          48,381

Interest expense                        (15,151)      (11,020)   (15,725)   c           185         (41,711)
Other, net                                4,945         6,282      3,181    f             -          14,408
                                     ------------------------  ---------------------------------------------
Earnings (Loss) before income taxes      63,758       (17,429)   (35,665)            10,414          21,078
Income taxes                             25,538        (3,200)    (7,705)   d             -          14,633
                                     ------------------------  ---------------------------------------------
Net earnings (loss) from continuing
     operations                      $   38,220   $   (14,229)  $(27,960)         $  10,414      $    6,445
                                     ========================  ==================  ==========================
Net per share earnings (loss) from
   continuing operations (e)         $     0.94                                                     $  0.10
                                     ==========                                                     =========
Weighted average shares outstanding      40,753                                                      66,148
                                     ==========                                                     =========


See accompanying notes.

                             A. H. Belo Corporation
                     Notes to Unaudited Pro Forma Combined
                        Condensed Statement of Earnings


NOTE 1:  GENERAL

The pro forma combined condensed statement of earnings reflects the following:

(i) Issuance of 25,395,000 shares of A. H. Belo Corporation (the "Company" or "Belo") Series A Common Stock at a price of $34.275 per share and the payment of $587,096,000 in cash to acquire all of the issued and outstanding shares of The Providence Journal Company ("PJC") effective February 28, 1997;

(ii) Exclusion of the operations of America's Health Network ("AHN") based on the Company's on-going intent to sell or dispose of its ownership interest. The Company's interest was terminated effective July 31, 1997;

(iii) In 1996, acquisition by PJC for controlling interest in Television Food Network ("TVFN") prior to execution of the PJC acquisition agreement.


NOTE 2:  UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

Pro forma adjustments giving effect to the PJC acquisition in the unaudited pro forma combined condensed statement of earnings reflect the following:

(a) Depreciation of the step-up in basis to the fair market value for fixed assets acquired.

(b) Amortization of the excess of the purchase price over net tangible assets acquired, on a straight-line basis over 40 years, except for certain amounts attributable to newspaper subscriber lists, which are being amortized over 18 years. This adjustment is net of the elimination of the PJC historical amortization of excess acquisition costs over the values assigned to net tangible assets acquired in prior acquisitions.

(c) Increase in interest expense resulting from net borrowings incurred to finance a portion of the purchase price. The interest rate on borrowings is assumed to be 6% and 5.8% for 1997 and 1996, respectively, which is based on Belo's weighted average borrowing rates during the quarters. A change of 1/8 of 1% in the assumed interest rate would change the pro forma interest expense by approximately $360,000.

(d)      Income tax effect of pro forma adjustments.

(e) Earnings per share based upon the weighted average number of shares of Belo common and common equivalent shares outstanding, including 25,395,000 shares of Series A Common Stock issued in connection with the acquisition, as if they had been issued at the beginning of the year.

(f) To reflect the pro forma effect of PJC increasing its investment and obtaining a controlling interest in TVFN as if the transaction had been effected as of the beginning of 1996.

(g)      Elimination of the results of operations of AHN.  See Note 1 (ii).